Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “HARTE HANKS, INC.”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF MARCH, A.D. 2023, AT 11:23 O`CLOCK A.M.

CERTIFICATE OF ELIMINATION OF
CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF
SERIES A PREFERRED STOCK
OF
HARTS HANKS, INC.

MARCH 15.2023

Harte Hanks, Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

That, pursuant to authority conferred on the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of Title 8 of the Delaware General Corporation Law (the “DGCL”), the Board of Directors, by unanimous written consent on March 15, 2023, adopted the recitals and resolutions eliminating the Series A Certificate (as defined below), which recitals and resolutions are as follows:

WHEREAS, at a meeting held on January 17, 2018, the Board of Directors adopted resolutions creating and establishing the voting powers, designations, preferences, rights and qualifications, limitations and restrictions of nine thousand nine hundred and twenty-six (9,926) shares of Series A Preferred Stock, par value $1.00 per share, and a stated value equal to $1,000 per share (the “Series A Preferred Stock”), which voting powers, designations, preferences, rights and qualifications, limitations and restrictions are set forth in a Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock (the “Series A Certificate”);

WHEREAS, the Series A Certificate was filed with the Secretary of State of the State of Delaware on January 29, 2018;

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of January 23, 2018, by and between the Corporation and Wipro, LLC d/b/a Wipro US Branch IT Services, a Delaware limited liability company (“Wipro”), Wipro acquired 9,926 shares of Series A Preferred Stock;

WHEREAS, pursuant to that certain Stock Repurchase Agreement, dated as of June 30, 2022, by and between Wipro and the Corporation, the Corporation repurchased. with a combination of cash and shares of the Corporation's common stock, par value $0.01 per share, all of the shares of Series A Preferred Stock held by Wipro, which constituted all of the then issued and outstanding shares of Series A Preferred Stock;

WHEREAS, no shares of Series A Preferred Stock currently remain outstanding and no shares of Series A Preferred Stock shall be issued subject to the Series A Certificate in the future; and

WHEREAS, the Board of Directors deems it to be in the best interests of the Corporation and its stockholders to eliminate the Series A Certificate and to eliminate and cancel all designation, rights, preferences and limitations of the shares of such series, and strike all references to Series A Preferred Stock from the books and records of the Corporation;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation and in accordance with Section 151(g) of the DGCL, the Board of Directors hereby eliminates the Series A Certificate and eliminates and cancels all powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of Series A Preferred Stock, and strikes all references to Series A Preferred Stock from the books and records of the Corporation; and

BE IT RESOLVED, that all actions previously, concurrently, or subsequently taken by each and every duly appointed officer of the Corporation (each, an “Authorized Officer”) with respect to the foregoing resolutions and any other document contemplated by or related to the foregoing, whether described herein or not, and the transactions called for thereunder, as may be required to further evidence or to carry out the purposes and intent of the foregoing resolutions are hereby authorized, ratified and confirmed; and

BE IT RESOLVED, that each Authorized Officer is hereby authorized to prepare, execute and deliver such other agreements, certificates, instruments or documents, and to take such other actions, in the name of and on behalf of the Corporation, as such Authorized Officer may consider necessary or appropriate to carry out the intent of the foregoing resolutions, the execution and delivery thereof to be conclusive evidence of the approval of the Corporation of the documents so executed and the action so taken; and finally

BE IT RESOLVED, that this unanimous written consent may be executed in counterparts, all of which when taken together shall be deemed to be the unanimous written consent of the Board of Directors.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by and attested by its duly authorized officer as of the date first above written.

HARTE HANKS, INC.

By:

Name: Robert T. Wyman
Title: General Counsel